Exhibit 10.5
CONSULTING AGREEMENT
     CONSULTING AGREEMENT (this “Agreement”) dated as of December 31, 2005 among F.N.B, Corporation, a Florida corporation having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB”), First National Bank of Pennsylvania, a national banking association having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB Bank”), and Stephen J. Gurgovits, an individual whose address is 591 Buhl Boulevard, Sharon, Pennsylvania 16146 (the “Consultant”).
WITNESSETH:
     WHEREAS, FNB Bank is a wholly owned subsidiary of FNB;
     WHEREAS, the Consultant has served for many years as an executive officer of each of FNB and FNB Bank (collectively, the “Companies”) and is currently serving as President and Chief Executive Officer of FNB and as Chairman of the Board of FNB Bank pursuant to the terms and conditions of an Employment Agreement dated as of December 31, 2005 between the Employers (as defined in the Employment Agreement) and the Executive (as defined in the Employment Agreement);
     WHEREAS, upon the earlier of the scheduled retirement of the Executive on December 31, 2008 or the date on which the Employers shall have terminated the employment of the Executive under the Employment Agreement for other than Cause (as defined in the Employment Agreement) or the Death or Permanent Disability of the Executive( as defined in the Employment Agreement) or the Executive shall have terminated his employment under the Employment Agreement for Good Reason (as defined in the Employment Agreement), the Companies desire to employ the Consultant to provide consulting services to the Companies, and the Consultant desires to provide for his rendering of consulting services to the Companies, all in accordance with the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the services to be provided to by the Consultant;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Companies and the Consultant, intending to be legally bound hereby, mutually agree as follows:

     1. Consulting Services and Term.
          (a) (i) Effective on the earlier of January 1, 2009 or the date on which the Employers shall have terminated the employment of the Executive under the Employment Agreement for other than Cause or the Death or Permanent Disability of the Executive or the date on which the Executive shall have terminated his employment under the Employment Agreement for Good Reason (the “Effective Date”), and except as otherwise expressly provided in this Agreement, this Agreement shall supersede and replace the Employment Agreement and the Companies shall employ the Consultant to provide consulting services to the Companies and the Consultant shall provide consulting services to the Companies in accordance with the terms and subject to the conditions set forth in this Agreement for a term (the “Term”) that shall commence on the Effective Date and, subject to paragraphs 1(b), 1(c) and 1(d), shall expire on the fifth anniversary of the Effective Date.
               (ii) FNB and FNB Bank shall be jointly and severally liable to the Consultant with respect to (i) all liabilities of FNB Bank to the Consultant under this Agreement and (ii) all liabilities of FNB to the Consultant under this Agreement; provided, however, that FNB shall not be responsible for any liability of FNB Bank to the Consultant to the extent that such liability has been discharged by FNB Bank, and FNB Bank shall not be responsible for any liability of FNB to the Consultant to the extent that such liability has been discharged by FNB.
          (b) Unless otherwise provided in this Agreement or agreed by the Companies and the Consultant, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.
          (c) Notwithstanding paragraph 1(a), the Companies, by action of their Boards of Directors (the “Boards”) and effective as specified in a written notice thereof to the Consultant in accordance with the terms of this Agreement, shall have the right to terminate the Consultant’s employment under this Agreement at any time during the Term, for Cause (as defined in this Agreement) or other than for Cause or on account of the Consultant’s death, subject to the provisions of this paragraph 1. As used in this Agreement, “Cause” shall mean (A) the commission by the Consultant of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of FNB Bank or FNB, in each case, after notice thereof from the Companies to the Consultant and a reasonable opportunity for the Consultant to cease such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause intentional material damage to the property or business of FNB Bank or FNB by the Consultant, (C) the Consultant’s inability to perform his duties under this Agreement in all material respects other than for physical or mental impairment or illness or (D) the Consultant’s admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Boards, adversely affects FNB Bank’s or FNB’s reputation or the Consultant’s ability to carry out his obligations under this Agreement.
          (d) The Consultant shall have the right to terminate his employment under this Agreement at any time during the Term hereof for Good Reason or without Good Reason. As used in this Agreement, “Good Reason” shall mean (i) a material breach by either Company of its respective obligations to the Consultant under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Consultant within 30 days, in each case following written notice thereof from the Consultant to the Companies or (ii) any termination of the Consultant’s employment under this Agreement without Cause.
          (e) (i) If (A) the Companies terminate the employment of the Consultant under this Agreement for any reason other than Cause or the death of the Consultant or (B) the Consultant terminates his employment under this Agreement for Good Reason, the Companies shall pay the Consultant’s annual fee for the remainder of the Term.
               (ii) If (A) the Companies terminate the employment of the Consultant under this Agreement for Cause or (B) the Consultant terminates his employment under this Agreement for any reason other than Good Reason, the sole obligation of the Companies shall be to pay any accrued obligations under this Agreement to the Consultant.
          (f) Any notice of termination of this Agreement by the Companies to the Consultant or by the Consultant to the Companies shall be given in accordance with the provisions of paragraph 9.
          (g) The Companies agree to reimburse the Consultant for the reasonable fees and expenses of the Consultant’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Consultant is successful on the merits.
     2. Services of the Consultant.
          (a) The Consultant agrees to provide services to the Companies in connection with merger and acquisition activities, participation in meetings and other activities of the Pennsylvania Bankers’ Association and such other assignments and projects that the Consultant and the Companies mutually agree upon. The Consultant shall report to the Chief Executive Officer of the Companies. The Consultant agrees to perform such services faithfully, diligently and to the best of the Consultant’s ability and the Companies shall have the right to direct the manner in which the Consultant provides his services under this Agreement. The Consultant shall provide on an average basis over the course of a year up to 20 hours of consulting per week. Except for travel normally incidental and reasonably necessary to the business of the Companies and the duties of the Consultant under this

Agreement, the duties of the Consultant shall be performed from an office location not greater than 20 miles from Hermitage, Pennsylvania.
          (b) The parties intend that the Consultant shall render services under this Agreement as an employee of the Companies, and nothing herein shall be construed to be inconsistent with this relationship or status. The Consultant shall be entitled to all benefits paid by the Companies to their other executive officers for which the Consultant continues to be eligible, including health insurance and such benefits as became fully vested while the Consultant was an employee of the Companies in the capacities of President and Chief Executive Officer of FNB and as Chairman of the Board of FNB under the Employment Agreement. The fees, benefits and other compensation paid to the Consultant pursuant to this Agreement shall be subject to and net of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Consultant’s performance of consulting services under this Agreement.
     3. Fees.
          (a) As compensation for the Consultant’s services under this Agreement, the Companies shall pay the Consultant annual compensation in an amount equal to the sum of 50% of (i) the Base Salary (as defined in the Employment Agreement) of the Executive for the year ended December 31, 2008, but in no event less than $525,000, and (ii) an amount equal to that percentage of the amount set forth in clause (i) as is equal to the average percentage that the Bonus (as defined in the Employment Agreement) paid to the Executive for the years ending December 31, 2006, 2007 and 2008 bears to the Base Salary in fact paid to the Executive for the years ending December 31, 2006, 2007 and 2008. Such annual fee and bonus shall be paid in 12 equal monthly installments on the first day of each month.
          (b) From and after the Effective Date and throughout the Term:
               (i) The Companies shall provide the Consultant with an automobile at the Companies’ sole cost and expense. The automobile shall be replaced with a substantially equivalent automobile owned or leased by FNB or FNB Bank in the future as shall be mutually agreed by the Consultant and the Compensation Committees of the Boards. The Companies shall bear all gas, insurance, repairs, maintenance, car telephone and other operating expenses for the automobile.
               (ii) The Companies will pay the annual dues for the Consultant’s membership in one country club of the Consultant’s choosing. In addition, the Companies shall pay any reasonable club usage charges related to the Companies’ business upon submission by the Consultant of appropriate verifying information. The Companies shall also pay any bond, admission or initiation fee that may be required for membership, provided however that upon refund to the Consultant of all or any portion of such bond, admission or initiation fee, the refunded amount shall be promptly remitted by the Consultant to the Companies to the extent such bond or fee had been paid by the Companies.
               (iii) The Companies shall provide the Consultant with office facilities and secretarial services consistent with the Consultant’s stature as a former chief executive officer of the Companies.
     4. Expenses. The Companies shall promptly reimburse the Consultant for (a) all reasonable expenses paid or incurred by the Consultant in connection with the performance of the Consultant’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor, (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Consultant during the Term and (c) the costs of a personal computer, cellular telephone, blackberry and fax machine for the Consultant’s residence in the Sharon, Pennsylvania area, including the monthly fees related to such devices.
     5. Indemnification. Notwithstanding anything in the Companies’ certificate of incorporation or their By-laws to the contrary, the Consultant shall at all times while the Consultant is providing consulting services to the Companies, and thereafter, be indemnified by the Companies to the fullest extent permitted by applicable law for any matter in any way relating to the Consultant’s affiliation with the Companies and/or its subsidiaries; provided, however, that if the Consultant’s retention shall have been terminated by the Companies for Cause, then, to the extent required by law, the Companies shall have no obligation whatsoever to indemnify the Consultant for any claim arising out of the matter for which his employment shall have been terminated for Cause or for any conduct of the Consultant not within the scope of the Consultant’s duties under this Agreement.
     6. Confidential Information. The Consultant understands that in the course of his retention by the Companies the Consultant will receive confidential information concerning the business of the Companies and that the Companies desire to protect. The Consultant agrees that he will not at any time during or after the period of his retention by the Companies reveal to anyone outside the Companies, or use for his own benefit, any such information that has been designated as confidential by the Companies or understood by the Consultant to be confidential without specific written authorization by the Companies. Upon termination of the retention of the Consultant under this Agreement, and upon the request of the Companies, the Consultant shall promptly deliver to the Companies any and all written materials, records and documents, including all copies thereof, made by the Consultant or coming into his possession during the Term and retained by the Consultant containing or concerning confidential information of the Companies and all other written materials furnished to and retained by the Consultant by the Companies for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.

     7. Non-Competition and Non-Disparagement.
          (a) For the purposes of this Agreement, the term “Competitive Enterprise” shall mean any federal or state-chartered bank, trust company, savings and loan association, savings bank, credit union, consumer finance company, bank holding company, savings and loan holding company, unitary holding company, financial holding company or any of the foregoing types of entities in the process of organization or application for federal or state regulatory approval and shall also include other providers of financial services and entities that offer financial services or products that compete with the financial services and products currently or in the future offered by the Companies or their respective subsidiaries or affiliates.
          (b) For a period of two years (the “Restricted Period”) immediately following the Companies’ termination of the Consultant’s employment under this Agreement for Cause or the Consultant’s termination of his retention under this Agreement for other than Good Reason, the Consultant shall not, provided that the Companies remain in compliance with their obligations under this Agreement:
               (i) serve as a director, officer, employee or agent of, or act as a consultant or advisor to, any Competitive Enterprise in any city or county in which the Companies or their respective subsidiaries or affiliates are then conducting business or maintain an office or have publicly announced their intention to conduct business or maintain an office;
               (ii) in any way, directly or indirectly, solicit, divert or contact any existing or potential customer or business of the Companies or any of their respective subsidiaries or affiliates that the Consultant solicited, became aware of or transacted business with during the employment of the Consultant by the Companies for the purpose of selling any financial services or products that compete with the financial services or products currently or in the future offered by the Companies or their respective subsidiaries and affiliates; or
               (iii) solicit or assist in the employment of any employee of the Companies or their respective subsidiaries or affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Business Enterprise.
          (c) The Consultant agrees that during and after the period of his employment by the Companies under this Agreement he will not in any way, directly or indirectly, make any oral or written statement, comment or other communication designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualification of the Companies or any of their respective subsidiaries or affiliates or any of their respective directors, officers, employees or customers.

     8. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Companies and the Consultant with respect to the consulting services to be provided pursuant to this Agreement and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.
     9. Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.
     10. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Consultant’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.
     11. Successor Liability. The Companies shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Companies to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.
     12. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 12 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Consultant or his estate and their assigning any rights hereunder to the person or persons entitled hereto.
     13. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraphs 6 or 7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraphs 6 or 7 and to enforce specifically the terms and provisions of paragraphs 6 or 7, this being in addition to any other remedy to which any party is entitled at law or in equity.
     14. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.
     15. Survival of Benefits. Any provision of this Agreement that provides a benefit to the Consultant and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Companies until such time as such benefits are paid in full to the Consultant or his estate.
     16. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

F.N.B. CORPORATION

By:	/s/ Brian F. Lilly Brian F. Lilly, Chief Financial Officer

FIRST NATIONAL BANK OF PENNSYLVANIA

By:	/s/ Gary J. Roberts Gary J. Roberts, President

/s/ Stephen J. Gurgovits
Stephen J. Gurgovits